                                                                 EXHIBIT (d)(24)


                        INVESTMENT SUBADVISORY AGREEMENT

        This Investment Subadvisory Agreement is made as of the 15th day of March, 2O01, by and between VANTAGEPOINT INVESTMENT ADVISERS, LLC, a Delaware limited liability company (hereafter "Client"), and ROXBURY CAPITAL MANAGEMENT, LLC, 100 Wilshire Boulevard, Suite 600, Santa Monica California 90401 (hereafter "Subadviser"), and THE VANTAGEPOINT FUNDS, a Delaware business trust, and is effective as of March 16, 2001 (the "Effective Date").

        WHEREAS, The Vantagepoint Funds (the "Funds") is a Delaware Business Trust registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act");

        WHEREAS, Client is party to an Investment Adviser Agreement with the Funds for management of the investment operations of the Funds including the establishment and operation of investment portfolios for the Funds and the entering into of contracts with sub-advisers to assist in managing the investment of the Funds property;

        WHEREAS, Client and Subadviser wish to enter into a sub-advisory agreement pursuant to which Subadviser will provide such assistance to Client.

                                   AGREEMENTS:

        In consideration of the performance by the Subadviser as investment Subadviser of certain assets held by the Funds, the Client has authorized the Subadviser to manage the securities and other assets as follows:

1.      ACCOUNT

        The account with respect to which the Subadviser shall perform its services shall consist of those assets of the Vantagepoint Aggressive Opportunities Fund which the Client determines to assign to an account with the

Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter "Account"). From time to time, the Client may, upon written notice to the Subadviser, make additions to the Account and may, upon written notice to the Subadviser, make withdrawals from the Account. To the extent that such withdrawals shall reduce the assets of the account to zero, the subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account.


2.      APPOINTMENT STATUS, POWERS OF CLIENT AND SUBADVISER

        (a) Responsibility of Client. Client has primary and overall responsibility for the Fund's investment management and all applicable laws, regulations, rules or requirements of any governmental or self-regulatory organizations, as well as all internal policies established by Client's or the Funds' boards of directors or trustees. Such duties include but are not limited to the overall responsibility for the investment management of the portfolio of securities, the functions of fund accounting, preparation and filing of tax returns, transfer agent and shareholder servicing, daily pricing of the portfolio, retention and supervision of a custodian for the assets, required federal and state registrations, preparation, filing, and distribution of all financial reports, compliance with any expense limitation requirements and the performance or supervision of all other administrative and operational functions. Except as specifically delegated to Subadviser under the provisions of this Agreement, Subadviser shall have no responsibility for any administrative or operational functions, or for the compliance with any applicable laws, regulations, rules or internal policies.

        (b) Purchase and Sale. Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with the Investment Policies provided in Paragraph 4, Subadviser shall supervise and direct investment of the Account. Client hereby grants the Subadviser complete, unlimited and unrestricted discretion and authority to select portfolio securities with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and dispose (by sale, exchange or otherwise). The Subadviser will review with Client, upon the request of the Client, any transactions it makes with respect to the investment of the Account.

        (c) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent the Client or the Funds in any way or otherwise to be an agent of the Client or the Funds. The activities of Client and Subadviser in managing the assets of the Vantagepoint Aggressive Opportunities Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of the Vantagepoint Funds.

        (d) Voting. Unless otherwise instructed by Client, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of securities held in the Account. Subadviser will report annually to Client regarding such voting. Subadviser shall not render any advice or take any action with respect to securities or other investments presently or formerly held in the Account, or the issuers thereof, which become the subject of any legal proceedings, including class actions and bankruptcies.

        (e) Key Personnel. Subadviser agrees that the following key personnel have primary responsibility with respect to the investment management of the Account. If the(se) individual(s) is unable to devote sufficient time to maintain primary responsibility of the Account, the Subadviser must give Client written advance notice, or prompt notice within three (3) business days, of the name of the person designated by the Subadviser to replace or supplement the individual(s). In addition, the Subadviser will give Client written notice of the replacement of any employee of the Subadviser who has direct supervisory responsibility for the key personnel or who has responsibility for setting investment policy as soon as reasonably practicable.

     Key Personnel:    Alfred Lockwood

3.      ACCEPTANCE OF APPOINTMENT

        Subadviser accepts the appointment as an investment Subadviser and agrees to use its best efforts and professional judgment to make timely investment transactions for the Client with respect to the investments of the Account, and to provide the other services required of the Subadviser under the provisions of this Agreement.

4.      INVESTMENT POLICIES

        Investment Objectives. Subject to the supervision of the Fund's Board of Directors and the Client, the Subadviser shall direct the investments of the Account in accordance with the written investment objectives, policies, and restrictions provided by Client, as set forth in the specific statement of Investment Adviser Guidelines, SCHEDULE B, as restated or modified from time to time by the Client in written notice to the Subadviser. The Client retains the right, on written notice to the Subadviser, to modify any such objectives, guidelines, restrictions, and liquidity requirements in any manner at any time as may be allowed pursuant to the 1940 Act.

5.      CUSTODY, DELIVERY, RECEIPT OF SECURITIES

        (a) Custody Responsibilities. The Client shall designate one or more custodians to hold the Account. The Custodian, as designated by the Client will be responsible for the custody, receipt and delivery of securities and other assets of the Funds (including the Account), and the Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of the Funds (including the Account). In the event that any cash or securities of the Funds are delivered to the Subadviser, it will promptly deliver the same over to the Custodian, in the name of the Funds.

        (b) Securities Transactions. Unless otherwise required by local custom, all securities transactions for the Account will be consummated by payment to or delivery by the Funds of cash or securities due to or from the Account. The Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers for the Account by 9:00 am EST on the day following the trade date and will affirm the trade within the close of business one (1) business day after the trade date (T+1).

6.      RECORD KEEPING AND REPORTING

        (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services under this Agreement, including records with respect to the acquisition, holding and disposition of securities for Client in accordance with such reasonable instructions as shall be provided to Subadviser by Client from time to time. All records maintained pursuant to this Agreement shall be subject to examination by Client and by persons authorized by it during normal business hours upon reasonable notice. Except as expressly authorized in this Agreement or as required by applicable law, regulation or order of court or as directed by other party in writing, Subadviser and Client shall keep confidential the records and other information obtained by reason of this Agreement. Upon termination of this Agreement, Subadviser shall promptly, upon demand, return to Client all records Client reasonably believes are necessary in order to discharge its responsibilities to the Funds. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of applicable laws or regulations.

        (b) Reconciliations. Subadviser shall reconcile security and cash positions, and market values on a monthly basis to the Custodian's records and report discrepancies to the Client by ten (10) business days after the end of the month, or within three (3) days of receipt of the custodial statement, whichever comes later.

        (c) Loss Reimbursement. Subadviser shall reimburse the Account for any material error to the Fund's net asset value caused by Subadviser's breach of its standard of care set forth in Section 12(a) that is a direct cause of a delay in the accurate daily pricing of the Fund(s), provided such loss was not the result of action or inaction of other service providers to the Client or the Fund.

        (d) Reports. Subadviser shall furnish Client and the Board of Directors of the Vantagepoint Funds such periodic and special reports and non-proprietary or non-confidential information as shall be reasonably necessary to evaluate the terms of any advisory agreement between Client and Subadviser with respect to the assets of the Vantagepoint Aggressive Opportunities Fund.

        (e) Other Reports on Request. Subadviser shall provide to Client promptly upon request any information available in the records maintained by Subadviser relating to the Account.

        (f) Review of Materials. During the term of this Agreement, the Client shall furnish to the Subadviser at its principal office all prospectuses, statements of additional information, proxy statements, reports to shareholders, advertising and sales literature or other material prepared for distribution to Fund shareholders or the public, which refer to the Subadviser or its clients in any way, prior to the use thereof, and the Client shall not use any such materials if the Subadviser reasonably objects in writing within ten (10) business days (or such other time as may be mutually agreed) after receipt thereof. The Client shall ensure that materials prepared by employees or agents of the Client or its affiliates that refer to the Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in the preceding sentence.

7.      PURCHASE AND SALE OF SECURITIES

        (a) Selection of Brokers. Except to the extent otherwise instructed in writing by Client in acting on behalf of the Fund, (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and applicable federal securities laws, direct portfolio transactions for which Subadviser is responsible to any broker that

Client may see fit), Subadviser shall place all orders for the purchase and sale of securities on behalf of the Client with brokers or dealers selected by Subadviser, but not with a person affiliated with Subadviser, as the term "affiliated person" is defined in the Investment Company Act of 1940 (hereafter an "Affiliate"), unless the transaction is in compliance with Rules 17e-1 or 10f-3 under the 1940 Act, as applicable, and the Fund's policies and procedures thereunder, copies of which shall be provided to Subadviser.

        (b) Best Execution. In placing such orders, the Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances. In evaluating the terms available for executing particular transactions for Client and in selecting brokers and dealers to execute such transactions, the Subadviser may consider, in addition to commission cost and execution capabilities, the financial stability and reputation of brokers and dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by brokers and dealers. Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion.

        (c) Bunching Orders. Client agrees that Subadviser may aggregate sales and purchase orders of Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser's reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. Client acknowledges that the determination of such economic benefit to the Fund by Subadviser represents Subadviser's evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the securities so purchased or sold, as well as expenses incurred in the transaction, will be made by the Subadviser in a manner the Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

8.      INVESTMENT FEES

        (a) Fee Schedule. The compensation of the Subadviser for its services under this Agreement shall be calculated and paid by the Client from the assets of the Account in accordance with SCHEDULE C hereto.

        (b) For purposes of this section 8 and Schedule C, all payments due to Subadviser shall be solely made from the assets of the Vantagepoint Aggressive Opportunities Fund, a portfolio of the Vantagepoint Funds.

        (c) Pro Rata Fee. If the Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the ending market value of the Account in the month in which the termination occurs and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder.

BEST EFFORTS; NON-EXCLUSIVITY OF SERVICES

        The Subadviser shall devote its best efforts and such time as it deems necessary to provide prompt and expert service to the Client. The services of Subadviser to be provided to Client hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account and the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser and its members, Affiliates and employees, and Subadviser's other clients may at any time, have, acquire, increase, decrease, or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement simply because Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.

10.     INSIDER TRADING POLICIES AND CODE OF ETHICS

        Subadviser hereby represents that it has adopted policies that meet the requirements of Rule 17j-1 under the Investment Company Act of 1940. Copies of such policies shall be delivered to the Client upon request, and any material violation of such policies by personnel of the Subadviser who are "access persons" with respect to the Account shall be reported to the Client.

11.     INSURANCE

        At all times during the term of this Agreement, Client and Subadviser shall each maintain, at its own cost and expense, professional liability insurance for errors, omissions, and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser managing the amount of aggregate assets managed by Client or Subadviser

12.     LIABILITY

        (a) In the absence of any gross negligence, malfeasance, or willful violation of this Agreement, Subadviser shall not be liable to Client for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that the Subadviser reasonably believes to be in the best interests of the Client or the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client may have under federal or state securities laws.

        (b) Client shall indemnify Subadviser against any liability, damages, or expenses arising out of the negligence, malfeasance or violation of any applicable law, regulation, or internal policy for which Client has the primary responsibility of compliance and the responsibility for which has not been specifically delegated to Subadviser.

13.     TERM

        This Agreement shall be in effect for an initial term of two years beginning on the Effective Date. This Agreement may be renewed thereafter for successive one-year periods if such renewal is approved annually by the majority of the Fund's Board of Directors, provided that in such event, continuance shall also be approved by a vote of those members of the Funds' Board of Directors who are not "interested persons" as that term is defined in the Investment Company Act of 1940.

14.     TERMINATION

        This Agreement may be terminated by either party hereto, without the payment of any penalty, immediately upon notice to the other in the event of a material breach of any provision thereof by the party so notified if such breach shall not have been cured within a twenty (20) day period after notice of such breach, or otherwise by Subadviser upon sixty (60) days' written notice to the Client or by Client upon 30 days' written notice to Subadviser, except that this Agreement shall automatically terminate in the event of its assignment, as provided in Paragraph 19, at the discretion of the Client in the event of Subadviser's change in control as provided in Paragraph 19, upon the termination of the Funds, or upon termination of Client's advisory agreement with the Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other.

15.     REPRESENTATIONS

        (a) Subadviser hereby confirms to Client that Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms.


          (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.

          (c) The Vantagepoint Funds represent and Subadviser hereby acknowledges that the Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and is subject to taxation as a regulated investment company under Subchapter M and the regulations promulgated thereunder of the Internal Revenue Code.

16.       NOTICES

          Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to the party at its address listed below in person or by telex or telecopy receipt of which is confirmed or by mail or by registered mail, return receipt requested. The addresses of the parties are:

                  Client:
                  Vantagepoint Investment Advisers, LLC
                  Attention: Paul Gallagher, Legal Department
                  c/o ICMA Retirement Corporation
                  777 North Capitol Street, NE, Ste. 600
                  Washington, D.C. 20002-4240

                  Subadviser:

                  Roxbury Capital Management, LLC
                  100 Wilshire Boulevard, Suite 600
                  Santa Monica California 90401

                  Attn:  Alfred Lockwood

          Each party may change its address by giving notice as herein required.

17.       SOLE INSTRUMENT

          This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

18.       WAIVER OR MODIFICATION

          No waiver or modification of this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. Only the Chief Executive Officer, has authority on behalf of Client to modify or waive any of the provisions of the Agreement. It is understood that certain material amendments may require approval of the Funds shareholders.

19.       ASSIGNMENT AND CHANGE IN CONTROL

          This Agreement shall automatically terminate in the event of its assignment. Subadviser agrees to provide immediate written notice in the event of a change in control. Such a change in control will entitle, but not require, the Client to terminate the Agreement immediately or upon notice.

 20.      COUNTERPARTS

          This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

21.       CHOICE OF LAW

          This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws and the 1 940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1 940 Act, the latter shall control.

CONFIDENTIAL INFORMATION

Any information or recommendations supplied by Subadviser which are not otherwise in the public domain or previously known to Client in connection with the performance of Subadviser's obligations hereunder, are to be regarded as confidential and for use only by the Client, the Custodian or such persons the Client may designate in connection with the Account. Nothing in this Agreement shall be construed to prevent Subadviser from giving other entities investment advice about, or trading on their behalf, in the securities of the Client. However, Subadviser will maintain the strictest confidence with respect to any financial or other information relating to the Client and not publicly disclosed which it obtains in its capacity hereunder.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON March 16, 2001 and make it effective on the date set forth.

CLIENT                                       SUBADVISER
Vantagepoint                                 Roxbury Capital Management, LLC
Investment Advisers, LLC

by:                                          by:


/s/ GIRARD MILLER                            /s/ ALFRED J. LOCKWOOD
------------------------------               -------------------------------
(signature)                                  (signature)
Girard Miller, President                     (name, title) ALFRED J. LOCKWOOD,
                                             MANAGING DIRECTOR

Date: 3/16/01                                Date: 3-16-2001


FUNDS
The Vantagepoint Funds

by:


/s/ GIRARD MILLER
-----------------------------------
Girard Miller, President


Date: 3/16/01

                                   SCHEDULE A
                             THE VANTAGEPOINT FUNDS

                          AGGRESSIVE OPPORTUNITIES FUND

                        STATEMENT OF INVESTMENT POLICIES


These Investment Policies and Guidelines have been adopted by the Vantagepoint Funds (the "Funds") to govern the management and administration of the Aggressive Opportunities Fund by Vantagepoint Investment Advisors, LLC ("VIA"). They may be reviewed and revised at the discretion of the Directors of the Vantagepoint Funds (the "Directors"). VIA is responsible for the monitoring and appointment of subadvisers to handle the day-to-day investment of assets assigned to them.

I.        GENERAL DESCRIPTION AND GOALS

          The Aggressive Opportunities Fund seeks high, long-term capital appreciation by investing in a variety of flexible investment approaches and techniques. Investments may include U.S. and foreign equity securities, options, financial derivatives, and short selling.

 II.      STRUCTURE

          The assets of the Aggressive Opportunities Fund shall be managed by two or more subadvisers. The subadvisers may be retained to manage separate accounts under discretionary investment advisory contracts. Each subadviser will be selected for its individual investment management expertise and each will operate independently of the others. Each subadviser must either be registered with the Securities and Exchange Commission (SEC) under the Investment Advisers Act of 1940 or a Bank, Insurance Company or Trust Company exempt as such from registration.

          Each subadviser shall exercise complete management discretion over assets of the Fund allocated to its account in a manner consistent with these Investment Policies and Guidelines and with such further investment limitations and conditions as may be recommended by VIA and approved by the Directors. subadvisers will be obligated to manage Fund assets as if they were subject to the fiduciary duty of care that applies under the Employee Retirement Income Security Act of 1974 (ERISA) governing pension and profit sharing assets.

 III.     INVESTMENT STRATEGY

          VIA shall select subadvisers that represent a variety of portfolio management approaches and investment disciplines. These investment approaches will be combined in a complementary manner to effectively achieve the investment objective of the Fund. The Fund as a whole will be more diversified than each individual subadviser's portfolio.

          Investment strategies employed by the subadvisers included in the Aggressive Opportunities Fund may include:

               - equity securities of U.S. issuers including small and micro-capitalization growth stocks,
               - securities issued by companies that are "distressed" or "out of favor",
               - securities issued by foreign companies including companies located in or doing business in emerging markets,
               -    commodities,
               - securities of companies that fluctuate with the value of commodities such as precious metals,
               -    short selling,
               -    purchasing and writing options,
               -    futures contracts, and
               -    leverage.

          Certain of the above strategies are not permitted or their use is limited under the Investment Guidelines for the individual subadvisers.


IV.       PERFORMANCE BENCHMARKS

          Performance benchmarks will be established for the Fund. These benchmarks will be recommended by VIA and adopted by the Directors and will be reviewed and revised as appropriate from time to time. The current performance benchmarks for the Fund are appended to this document as Exhibit I.


V.        DIRECTOR REVIEW

          VIA will report periodically to the Directors on performance of the Fund against benchmarks and on subadviser results and will evaluate for the Directors the overall performance of the Fund relative to its objectives. The Directors will consider such reports and other relevant factors in appraising the investment objectives and performance of the Fund.

INVESTMENT GUIDELINES

I.        ELIGIBLE INVESTMENTS

          A. EQUITY SECURITIES: U.S. and Non-U.S. common stock, preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

          B. CASH/CASH EQUIVALENTS: Fixed income obligations with maturity less than one year, or short-term accounts or securities managed by a custodian institution.

          C. FIXED INCOME: Fixed income and convertible fixed income securities with maturities greater than one year.

          D.      FINANCIAL FUTURES: Equity index futures.

          E ELIGIBLE PRACTICES: There are no restrictions on subadvisers as to the following:

                     -     Portfolio turnover.

                     -     Realized gains and losses.

          F.      ELIGIBLE INVESTMENT LIMITS

                                                 MINIMUM    NORMAL RANGE    MAXIMUM
                                                 -------    ------------    -------
                U.S. equity securities             65%         80-100%        100%
                Non-U.S. equity securities          0%           0-10%         20%
                Cash and cash equivalents           0%           0-20%         35%
                Fixed income securities             0%            0-5%         25%
                  except derivatives
                Convertible securities              0%           5-15%         25%


II.       PROHIBITED PRACTICES AND SECURITIES

          A.      Securities for which there is no established trading market.

          B. Securities issued by the subadvisers of the Fund or their affiliates.

          C.      General partner interests.

          D. Direct investments in oil, gas, or other mineral exploration or development programs.

                                    EXHIBIT I
                                     TO THE
               STATEMENT OF INVESTMENT POLICIES AND GUIDELINES OF
                        THE AGGRESSIVE OPPORTUNITIES FUND

                                 MARCH 16, 2001


The following standards will be used to measure the performance of the Aggressive Opportunities Fund:


A.      BENCHMARKS

        1. The performance benchmark for the Fund is the WILSHIRE 4500 INDEX. This benchmark will be used to measure the Fund's performance net of subadviser fees.

        2. A peer group benchmark for the Fund will consist of mutual funds with characteristics similar to the Fund. The peer group will be used to measure the Fund's performance relative to other funds with a similar investment approach. The peer group benchmark will measure Fund performance net of all fees and expenses except for the plan administration fee.

        3. The Lipper Capital Appreciation Index, selected by Lipper Analytical Services, will serve as the performance benchmark for participant returns, net of all fees and expenses. In assessing performance against this benchmark, it will be taken into consideration that Lipper Analytical Services may change the composition of the Index.


B.      TIME HORIZON

        The time horizon for performance measurement will be one, three, and five years.

        One Year:
        Performance relative to any benchmark established for the Fund will vary widely over one-year periods; such variance over short time periods is expected and acceptable. However, if such variance is determined to be caused by systemic issues, action may be appropriate.

        Three and Five Years:
        Performance of the Fund should track market and universe benchmarks more closely as the evaluation period lengthens. The ideal performance objective for the Aggressive Opportunities Fund is to exceed the returns of all relevant benchmarks; however, shortfalls over various time periods should be expected in some cases. Underperformance against a single benchmark over an extended period may be acceptable, particularly if other benchmarks have been exceeded.


C.      INVESTMENT CHARACTERISTICS

        The Fund may have investment characteristics which differ from the general market, as measured by the Standard & Poor's 500 Index.. Because of the broad mandate given to the subadvisers in the Aggressive Opportunities Fund, investment characteristics may be expected to vary widely. For the total Fund, these would include, but are not limited to:

               CHARACTERISTIC          RELATIVE TO S&P 500 INDEX
           Beta                                    Higher
           Capitalization                          Lower
           Dividend Yield                          Lower
           Hist. 5 year EPS Growth                 Higher
           Price to Earnings Ratio                 Higher
           Standard Deviation                      Higher

                                   SCHEDULE B
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                          AGGRESSIVE OPPORTUNITIES FUND

                              INVESTMENT GUIDELINES
                                       FOR

                           ROXBURY CAPITAL MANAGEMENT
                                 MARCH 16, 2001


Roxbury Capital Management LLC pursues high quality, growth companies that trade at a reasonable price. In general, companies selected are expected to grow their earnings on a sustainable basis at a rate of 15% or more per year, have experienced management, and a business that can continue to grow in a variety of market environments. Valuation tools, including price-to-earnings and cash flow, are used to attempt to avoid overpaying for growth. Portfolio holdings are concentrated (40-50 stocks).

        ELIGIBLE INVESTMENTS

        A. EQUITY SECURITIES: Common stock, preferred stock, common stock equivalents (units of beneficial interest), American Depository Receipts, convertible preferred stocks, warrants, and other rights.

        B. CASH/CASH EQUIVALENTS: Fixed income obligations with maturities less than one year, or short term accounts or securities managed by the custodian institution.

        C. FIXED INCOME: Fixed income and convertible fixed income securities with maturities greater than one year.

        D.     ELIGIBLE INVESTMENT LIMITS:

                                                      MINIMUM   NORMAL RANGE      MAXIMUM
                                                      -------   ------------      -------
               U.S. Equity securities                    80%      90%-100%        100%
               Non-U.S. Equity securities                 0%        0%-5%          10%
               (must be listed and traded in U.S.)
               Cash and cash equivalents                  0%        0%-10%         15%
               Fixed income securities                    0%        0%-5%          10%

II.     PROHIBITED PRACTICES AND SECURITIES

        A.     Short sales.

        B.     Options.

        C.     Commodities (including financial futures).

        D.     Securities for which there is no established trading market.

        E.     Securities not listed and traded in the U.S.

        F. Margin purchases and other forms of borrowing; granting of pledges or other security interests in assets of the portfolio; use of futures to obtain market leverage.

        G.     Securities offered by the Adviser or its affiliates.

        H.     General partner interests.

        I. Direct investments in oil, gas, or other mineral exploration or development programs.

        J. Direct investments in real estate or interests in real estate; this does not preclude investment in purchases of securities of real estate investment trusts and other companies holding real estate or interests in real estate.

        K. Acquisition of securities of an issuer that would cause more than 5% of the portfolio at the time of purchase to be invested in such securities.

        L. Acquisition of more than 5% of the outstanding stock of any issuer.

        M. Acquisition of securities that would cause exposure to a single industry to exceed 25% of the portfolio at the time of purchase.

        N.     Commingled and registered mutual funds.


        Exceptions to the above listed eligible investments and prohibited securities or practices may be permitted with prior consent from VIA.

III.    SECURITIES AND PRACTICES NOT OTHERWISE MENTIONED

        Any securities or practices not enumerated in Section I or Section II of these Investment Guidelines may be acquired or employed, as the case may be, but only if explicitly approved in advance by VIA.

IV.     PERFORMANCE BENCHMARK AND MONITORING CRITERIA

        The standards outlined in this section are subject to review by VIA as and when appropriate.

        A.     PERFORMANCE BENCHMARKS

               The market benchmark for measuring investment performance for the Adviser is the WILSHIRE 4500 INDEX. The Adviser is expected to outperform the benchmark net of Adviser fees over rolling three and five-year periods.

        B.     PEER GROUPS

               VIA will develop an appropriate peer group against which to compare investment performance. The peer group will consist of other managers with a similar investment approach. The managers within the peer group will be reviewed periodically for consistency of style and may be changed as and when deemed appropriate by VIA. Such changes will be communicated to the Adviser.

               1. The peer group will consist primarily of mutual funds, however separate account managers may be included.

               2. VIA will track relative net-of-fee performance quarterly and evaluate performance on a trailing one, three and five-year basis.

               3. VIA will compare the Adviser's net performance with the one-year mean return of the peer group.

                                   SCHEDULE C
                      VANTAGEPOINT INVESTMENT ADVISERS, LLC

                   VANTAGEPOINT AGGRESSIVE OPPORTUNITIES FUND

                                  FEE SCHEDULE
                                       FOR
                         ROXBURY CAPITAL MANAGEMENT, LLC


         The Advisor's quarterly fee shall be calculated based on the average daily net assets value of the assets under management as provided by the Custodian, based on the following annual rate.


               First $ 20 million      0.75 percent
               Next  $ 130 million     0.65 percent
               Next  $ 100 million     0.60 percent
               Over  $ 250 million     0.55 percent